EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 9, 2025, with respect to the financial statements of ETF Allocation Portfolio 2025-4 and ETF Diversified Income Portfolio 2025-4 (included in Invesco Unit Trusts, Series 2454) as of December 9, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-290795) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 9, 2025